PROSPECTUS SUPPLEMENT	File No. 333-109802
(To Prospectus Supplement and Prospectus dated November 26, 2003)	Rule 424(b)(3)
Prospectus Supplement Number: 2386

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C
Due Nine Months or More from Date of Issue

Fixed Rate Notes

Principal Amount:	$10,000,000

Issue Price:	100.05%

CUSIP Number:	59018YTX9

Interest Rate:	3.94500%

Original Issue Date:	July 13, 2004

Stated Maturity Date:	July 13, 2007

Interest Payment Dates:	Annually on the 13th of July, commencing on July 13th, 2005 subject to following business day convention.

Repayment at the Option of the Holder:	The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option of the Company:	The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:	The Notes are being issued in fully registered book-entry form.

Trustee:	JPMorgan Chase Bank

Commission	0.05%

Dated:	June 17, 2004